Exhibit 99.1

CITI TRENDS ANNOUNCES STRONG SECOND QUARTER 2021 RESULTS

Total sales were $237.3 million, an increase of 29.8% compared to Q2 2019

Comparable store sales increased 25.6% over Q2 2019

Gross margin increased 350 bps to 40.8% vs Q2 2019

Operating margin of 6.9% compared to 0.1% in Q2 2019

Earnings per diluted share of $1.36 compared to $0.03 in Q2 2019

Authorized a new $30 million share repurchase program

Expects to deliver full year 2021 total sales of approximately $1 billion

Raising full year 2021 guidance for diluted EPS to a range of $6.30 to $6.50

SAVANNAH, GA (August 24, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today reported results for the second quarter ended July 31, 2021.

Financial Highlights – 13 week second quarter ended July 31, 2021

The Company is reporting operating results for Q2 2021 relative to Q2 2019 to provide a more normalized comparison of performance since Q2 2020 included significant favorable one-time expense reductions related to COVID-19 such as furloughs, reduced store hours and closures, abated rents and other COVID-19 cost credits.

•	Total sales increased 29.8% to $237.3 million compared to $182.8 million in Q2 2019
•	Comparable store sales increased 25.6% over Q2 2019
•	Gross margin increased 350 bps to 40.8% compared to Q2 2019 gross margin of 37.3%
•	As a percent of sales, selling, general and administrative expenses improved 270 bps compared to Q2 2019
•	Operating income was $16.4 million compared to $0.2 million in Q2 2019
•	Operating margin was 6.9% compared to 0.1% in Q2 2019
•	Net income was $12.5 million compared to $0.4 million in Q2 2019
•	Earnings per diluted share was $1.36 compared to $0.03 in Q2 2019
•	Quarter-end inventory decreased 14.3% compared to the end of Q2 2019
•	The Company opened 5 new stores during Q2 2021

Financial Highlights – 26 week first half ended July 31, 2021

In the first half of 2021, total sales were $522.7 million, an increase of 34.8% compared to the first half of 2019. Gross margin was 41.8%, an increase of 440 bps over the same period of 2019. Operating income was $55.4 million for an operating margin of 10.6% compared to operating income of $8.9 million and operating margin of 2.3% in the first half of 2019. Year-to-date, earnings per diluted share was $4.63 compared to $0.68 in the first half of 2019.

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “We are very pleased with our strong second quarter results that once again showcased the continuation of the end-to-end transformation of our business model, as well as the flexibility and agility of our teams. We are more confident than ever in the power of our physical stores in underserved communities that really need us. We saw a significant increase of new customers in our stores and our customers are in a better financial position which we expect will continue as employment levels rise and the economy continues to improve.”

Makuen continued, “Our top line and bottom line results were once again broad-based with particular strength in our ‘CITIs’ for Men’s, Ladies’ and Beauty/Accessories. Most importantly, we lapped our second quarter 2020 comparable store sales of +15.6% with strong comparable store sales of +8.7%. We were extremely pleased to deliver a +25.6% comp as compared to the second quarter of 2019 on 14.3% less inventory. We entered the third quarter with stores full of fresh, new trends for the entire family, and we feel great about the momentum in our business, including a strong start to our back-to-school and back-to-dorm season.”

“Based on our strong first half performance and confidence in our ability to capitalize on the opportunities that lie ahead, including an amazing holiday assortment to drive fourth quarter sales and our plan to open 20+ stores over the remainder of the year, we have increased our full year total sales and EPS outlook. Our revised outlook now calls for midpoint total sales of $1 billion, reaching our previously shared long-range target more than a year earlier than planned, and delivering midpoint EPS of $6.40, or 354% higher than fiscal 2019. Importantly, the base foundation of our business has improved, fueled by improved and expanded trend-right assortments resulting in higher spend per customer which we believe is sustainable over time. We remain committed to expanding the reach of the Citi Trends brand, and we see a long runway of growth ahead as we continue to fuel market share gains and build shareholder value over time,” Makuen concluded.

Capital Return Program Update

In the second quarter, the Company repurchased approximately 215,000 shares of its common stock at an aggregate cost of $18.9 million. In the first half of fiscal 2021, the Company repurchased approximately 752,000 shares of its common stock at an aggregate cost of $64.4 million.

At the end of the second quarter, $20.9 million remained available under the Company’s existing share repurchase authorization. In addition, the Company’s board of directors today announced the authorization of another $30.0 million share repurchase program.

Guidance

Following the Company’s strong performance during the first half of the fiscal year, the Company is raising its full year 2021 guidance and expects to generate total sales of $990 million to $1.01 billion, an increase of approximately 27% to 29% as compared to fiscal year 2019. This would result in expected earnings per diluted share in a range of $6.30 to $6.50, an increase of 354% at the midpoint compared to fiscal 2019.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (303) 223-0120. A replay of the conference call will be available until August 31, 2021, by dialing (402) 977-9140 and entering the passcode, 21996408.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 589 stores located in 33 states. For more information, visit cititrends.com or your local store.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory); the ongoing COVID-19 pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing; the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; changes in consumer spending patterns; the duration and extent of economic stimulus; changes in product mix; interruptions in suppliers’ businesses; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; and delays associated with building, and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro

ICR, Inc.

investorweb@cititrends.com

(646) 277-1235

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019
	(unaudited)	(unaudited)	(unaudited)
Net sales	$237,281	$216,151	$182,830

Cost of sales (exclusive of depreciation shown separately below)	(140,542)	(127,147)	(114,612)
Selling, general and administrative expenses	(75,383)	(57,623)	(62,989)
Depreciation	(4,994)	(4,933)	(4,607)
Income from operations	16,362	26,448	150
Interest income	2	14	414
Interest expense	(77)	(377)	(40)
Income (loss) before income taxes	16,287	26,085	524
Income tax (expense) benefit	(3,797)	(6,218)	(147)
Net income (loss)	$12,490	$19,867	$377

Basic net income (loss) per common share	$1.37	$1.90	$0.03
Diluted net income (loss) per common share	$1.36	$1.90	$0.03

Weighted average number of shares outstanding
Basic	9,088	10,451	11,882
Diluted	9,178	10,458	11,882

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019
	(unaudited)	(unaudited)	(unaudited)
Net sales	$522,662	$332,275	$387,862

Cost of sales (exclusive of depreciation shown separately below)	(304,333)	(211,517)	(242,850)
Selling, general and administrative expenses	(153,275)	(111,699)	(126,436)
Depreciation	(9,691)	(9,879)	(9,221)
Asset impairment	-	(286)	(472)
Income from operations	55,363	(1,106)	8,883
Interest income	6	231	793
Interest expense	(124)	(540)	(78)
Income before income taxes	55,245	(1,415)	9,598
Income tax expense	(11,858)	390	(1,433)
Net income loss	$43,387	$(1,025)	$8,165

Basic net income per common share	$4.68	$(0.10)	$0.68
Diluted net income per common share	$4.63	$(0.10)	$0.68

Weighted average number of shares outstanding
Basic	9,269	10,447	11,929
Diluted	9,374	10,447	11,944

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	July 31, 2021	August 1, 2020
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$76,751	$146,741
Short-term investment securities	24,603	5
Inventory	113,186	94,545
Prepaid and other current assets	19,144	17,902
Property and equipment, net	66,524	61,923
Operating lease right of use assets	190,503	171,711
Other noncurrent assets	5,500	7,997
Total assets	$496,211	$500,824

Liabilities and Stockholders' Equity:
Accounts payable	$99,177	$77,679
Accrued liabilities	43,799	28,938
Current operating lease liabilities	47,145	46,777
Income tax payable	3,642	-
Other current liabilities	1,133	724
Revolving credit facility	-	41,600
Noncurrent operating lease liabilities	156,592	139,877
Other noncurrent liabilities	2,349	1,772
Total liabilities	353,837	337,367

Total stockholders' equity	142,374	163,457
Total liabilities and stockholders' equity	$496,211	$500,824